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                                                                    EXHIBIT 99.1
                  (PRESS RELEASE CITIZENS & NORTHERN BANK LOGO)



                                                          Contact: Yvonne Gill
January 13, 2006                                              570-724-0247
                                                          yvonneg@cnbankpa.com


C&N ANNOUNCES 2005 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         WELLSBORO, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the year ended December 31, 2005, and for the fourth quarter 2005, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2005:

          o Net Income was $12,984,000 for the year ended December 31, 2005, down 12.6% from net income of $14,863,000 for 2004. Net
                   Income Per Share was $1.57 (Basic) and $1.55 (Diluted) for 2005, as compared to $1.80 (Basic) and $1.79 (Diluted) for 2004.
          o Return on Average Assets was 1.13% for 2005, as compared to 1.33% for 2004. Return on Average Equity was 9.80% for 2005, as compared to 11.58% for 2004.
          o Cash Dividends declared by C&N increased by 4.5% for 2005 over 2004, to $0.93 per share.
          o Total assets amounted to $1,162,954,000 as of December 31, 2005, up 3.6% from December 31, 2004. The increase in assets resulted almost exclusively from C&N's acquisition of First State Bank (through the acquisition of Canisteo Valley Corporation, the parent company of First State Bank) in the third quarter 2005.
          o Net loans increased 12.6%, to $644,938,000 at December 31, 2005 from $572,826,000 at December 31, 2004. Excluding First State Bank, the increase in net loans was 8.8%.
          o Total deposits and repo sweep accounts increased 12.5%, to $784,799,000 at December 31, 2005 from $697,723,000.
                   Excluding First State Bank, the increase in deposits and repo sweeps was 7.2%.
          o Assets under management by C&N's Trust and Financial Management Group increased 9.2%, to $418,259,000 at December 31, 2005 from $383,062,000 at December 31, 2004.
          o Tangible Equity/Tangible Assets Ratio was 10.75% at December 31, 2004. Banking regulatory agencies consider 5% to be the minimum threshold, for purposes of this ratio, for banks to be considered well capitalized.


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         C&N's 2005 earnings results reflected the impact of a flat yield curve, a significant increase in noninterest expense, and other factors. Despite substantial loan growth, the net interest margin increased only slightly in 2005 over 2004. Increases in short-term interest rates contributed to a 13.6% increase in interest expense, while relatively flat (and at times, declining) long-term rates dampened the positive earnings effect of the growth in loans.
The impact of rising interest costs became especially apparent in the fourth quarter, as the interest margin fell to $8,787,000 from $9,145,000 in the third quarter. Further, in light of the flat yield curve, the opportunities were very limited for earning a positive spread from maintaining borrowed funds and holding investment securities. Accordingly, the December 31, 2005 balance of available-for-sale securities was $50,513,000 lower than the year-end 2004 balance, and the December 31, 2005 balance of short-term (excluding customer repurchase agreements) and long-term borrowings was $44,622,000 lower than year-end 2004.

         Noninterest expense increased $2,961,000 (11.4%) in 2005 over 2004. Total salaries and benefit expenses increased $1,438,000, or 10.1% in 2005 over 2004, primarily due to new hires to accommodate expansion into new branches and for several support functions. Furniture and equipment expense increased $859,000, or 47.6%, mainly due to depreciation and maintenance costs associated with the new core banking software system, which was implemented in the fourth quarter 2004.

         The provision for loan losses increased $626,000 in 2005 over 2004, mainly due to estimates of possible future charge-offs on several large commercial loans, as well as volume-related increases in the portions of the provision determined based on historical net charge-off and subjective factors.

         In the fourth quarter 2005, C&N realized a gain from the sale of credit card receivables of $1,906,000. After the sale, C&N continues to offer credit cards, but now as an agent for a national credit card issuer. Also in the fourth quarter 2005, C&N had net losses from sales of securities of $586,000, resulting in a $1,075,000 reduction in net securities gains in 2005 as compared to 2004. The fourth quarter 2005 losses were mainly from sales of securities that were purchased in 2003 and 2004, when market yields were lower than current conditions.

         Other (noninterest) income totaled $7,636,000 in 2005, an increase of $714,000, or 10.3%, over 2004. This category includes several sources of revenue. The sources of revenue with the largest increases in 2005 included the following: fees related to credit card operations of $175,000; dividends from Federal Home Loan Bank of Pittsburgh stock of $152,000; and debit card fees of $100,000.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER 2005:

          o Net Income in the fourth quarter 2005 was $3,104,000, as compared to $4,063,000 in the fourth quarter 2004. Net Income for the fourth quarter 2005 was down 5.6% from third quarter 2005 Net Income of $3,287,000. Net Income Per Share (Basic and Diluted) was $0.37 in the fourth quarter 2005, down from $0.39 (Basic) and $0.38 (Diluted) in the third quarter 2005, and down from $0.49 (Basic and Diluted) in the fourth quarter 2004.
          o Cash Dividends declared by C&N increased to $0.24 per share for the fourth quarter 2005 from $0.23 per share for the fourth quarter 2004.


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         Citizens & Northern Corporation is the parent company of Citizens &
Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 20 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company's stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.